As filed with the Securities and Exchange Commission on May 2, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-1719854
(State or Other Jurisdiction of Organization)	(I.R.S. Employer Identification Number)

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CAPITAL ONE FINANCIAL CORPORATION 2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

John G. Finneran, Jr.

General Counsel and Corporate Secretary

CAPITAL ONE FINANCIAL CORPORATION

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ronald O. Mueller

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, D.C. 20036

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.01 par value	15,000,000 shares	$73.36	$1,100,400,000.00	$141,731.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of Capital One’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of Capital One’s Common Stock on April 28, 2014, as reported on the New York Stock Exchange.
(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .0001288 and the proposed maximum aggregate offering price.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Capital One Financial Corporation, a Delaware corporation (the “Registrant” or the “Company”), relating to an additional 15,000,000 shares of the Company’s Common Stock, par value $0.01 (the “Common Stock”), to be issued under the Capital One Financial Corporation 2004 Stock Incentive Plan, as amended and restated (the “2004 Plan”). The Company previously filed a Form S-8 (File No. 333-117920) registering 8,000,000 shares of Common Stock under the 2004 Plan on August 4, 2004, a Form S-8 (File No. 333-136281) registering an additional 12,000,000 shares of Common Stock under the 2004 Plan on August 3, 2006 and a Form S-8 (File No. 333-158664) registering an additional 20,000,000 shares of Common Stock under the 2004 Plan on April 20, 2009 (together, the “Prior Registration Statement”).

As discussed more fully in the Company’s definitive proxy materials for the Company’s 2014 Annual Stockholder Meeting, the 15,000,000 shares of Common Stock registered on this Form S-8 will be added to the reserve of shares available under the 2004 Plan pursuant to the amendment and restatement thereof.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 27, 2014;

(2) The Company’s Current Reports on Form 8-K filed with the Commission on February 3, 2014, March 26, 2014 and April 24, 2014; and

(3) The Description of the Company’s Common Stock on amendment no. 1 to Form 8-A, dated October 17, 1994.

Notwithstanding the foregoing, the Company is not incorporating any document or information deemed to have been furnished and not filed in accordance with the Commission’s rules.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Company’s Exchange Act file number with the Commission is 001-13300.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification of officers and directors of corporations in terms sufficiently broad to permit the indemnification of the officers and directors of the Company from liabilities (including reimbursement of expenses incurred) arising under the Securities Act under certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

Article XI of the Company’s Restated Certificate of Incorporation, as amended, and Section 6.6 of the Company’s Amended and Restated Bylaws (the “bylaws”), as amended, provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

As permitted by the DGCL, Article XI of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The effect of this provision in the Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Company’s bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was, at any time during which the bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise (including an employee benefit plan maintained or sponsored by the Company), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, provided that the Company shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Company or brought to enforce certain indemnification rights.

The bylaws also provide that indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the bylaws shall not be adversely affected by any amendment or modification of the bylaws; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Restated Certificate of Incorporation or the bylaws.

Item 8.	Exhibits.

Exhibit No.	Description

4.1*	Restated Certificate of Incorporation of Capital One Financial Corporation (as amended and restated May 16, 2011)

4.2**	Amended and Restated Bylaws of Capital One Financial Corporation, dated October 31, 2013

5.1#	Opinion of Gibson, Dunn & Crutcher LLP

10.1***	Form of Capital One Financial Corporation 2004 Stock Incentive Plan, as amended and restated as of May 1, 2014

23.1#	Consent of Ernst & Young LLP

23.2#	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1#	Power of Attorney of certain Officers and Directors of the Company (set forth on signature page)

#	Filed herewith.

*	Incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K, filed on May 17, 2011.
**	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 5, 2013.
***	Incorporated by reference to the Company’s Proxy Statement on Definitive Schedule 14A, filed with the Commission on March 18, 2014.

Pursuant to the requirements of the Securities Act of 1933, as amended, Capital One Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on the second day of May, 2014.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints John G. Finneran, Jr. and Stephen T. Gannon as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated below on the date indicated below.

Signature	Title	Date

/s/ Richard D. Fairbank	Chair, Chief Executive Officer and	May 2, 2014
Richard D. Fairbank	President (Principal Executive Officer)

/s/ Stephen S. Crawford	Chief Financial Officer	May 2, 2014
Stephen S. Crawford	(Principal Financial Officer)

/s/ R. Scott Blackley	Controller (Principal Accounting Officer)	May 2, 2014
R. Scott Blackley

/s/ Patrick W. Gross	Director	May 2, 2014
Patrick W. Gross

/s/ Ann Fritz Hackett	Director	May 2, 2014
Ann Fritz Hackett

/s/ Lewis Hay, III	Director	May 2, 2014
Lewis Hay, III

/s/ Benjamin P. Jenkins, III	Director	May 2, 2014
Benjamin P. Jenkins, III

/s/ Pierre E. Leroy	Director	May 2, 2014
Pierre E. Leroy

/s/ Peter E. Raskind	Director	May 2, 2014
Peter E. Raskind

/s/ Mayo A. Shattuck III	Director	May 2, 2014
Mayo A. Shattuck III

/s/ Bradford H. Warner	Director	May 2, 2014
Bradford H. Warner

/s/ Catherine G. West	Director	May 2, 2014
Catherine G. West

INDEX TO EXHIBITS

Exhibit No.	Description

4.1*	Restated Certificate of Incorporation of Capital One Financial Corporation (as amended and restated May 16, 2011)

4.2**	Amended and Restated Bylaws of Capital One Financial Corporation, dated October 31, 2013

5.1#	Opinion of Gibson, Dunn & Crutcher LLP

10.1***	Form of Capital One Financial Corporation 2004 Stock Incentive Plan, as amended and restated as of May 1, 2014

23.1#	Consent of Ernst & Young LLP

23.2#	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1#	Power of Attorney of certain Officers and Directors of the Company (set forth on signature page)

#	Filed herewith.
*	Incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K, filed on May 17, 2011.
**	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 5, 2013.
***	Incorporated by reference to the Company’s Proxy Statement on Definitive Schedule 14A, filed with the Commission on March 18, 2014.